SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Mark the appropriate item:

[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            SONIC AUTOMOTIVE, INC.
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Payment of filing fee (Mark the appropriate item):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transactions applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

  (1) Amount previously paid:

      --------------------------------------------------------------------------
  (2) Form, schedule or registration statement no.:

      --------------------------------------------------------------------------
  (3) Filing party:

      --------------------------------------------------------------------------
  (4) Date filed:

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

                   (Sonic Automotive Inc. Logo appears here)

                       5401 EAST INDEPENDENCE BOULEVARD
                        CHARLOTTE, NORTH CAROLINA 28218







                                                                    May 3, 1999



           Dear Stockholder:


              You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on June 8, 1999, at the Speedway Club, located at the Lowe's Motor Speedway, Smith Tower, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.


              The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.


              Whether or not you plan to attend the Meeting on June 8th, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.



                                        On behalf of the Board of Directors
                                        Sincerely,




                                        O. BRUTON SMITH
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                        VOTING YOUR PROXY IS IMPORTANT

                      PLEASE SIGN AND DATE YOUR PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE



                            SONIC AUTOMOTIVE, INC.


                             --------------------
                               NOTICE OF MEETING
                             --------------------
                                                                  Charlotte, NC
                                                                    May 3, 1999


     The Annual Meeting of Stockholders of Sonic Automotive, Inc. ("Sonic") will be held at the Speedway Club, located at the Lowe's Motor Speedway, Smith Tower, U.S. Highway 29 North, Concord, North Carolina on June 8, 1999, at 10:00 a.m., for the following purposes as described in the accompanying Proxy Statement.

  1. To elect two (2) directors.

  2. To consider and vote upon a proposal to amend the Amended and Restated Certificate of Incorporation of Sonic to increase the number of authorized shares of Class A Common Stock and Class B Common Stock issuable thereunder.

  3. To consider and vote upon a proposal to amend the Sonic Automotive, Inc. Restated 1997 Stock Option Plan to increase the number of options to purchase shares of Class A Common Stock that may be granted pursuant to the 1997 Stock Option Plan from 2,250,000 to 4,500,000.

  4. To consider and vote upon a proposal to amend the Sonic Automotive, Inc. Employee Stock Purchase Plan to increase the number of options to purchase shares of Class A Common Stock that may be granted pursuant to the Employee Stock Purchase Plan from 600,000 to 1,200,000.

  5. To ratify the appointment of Deloitte & Touche LLP as Sonic's independent public accountant for the fiscal year ending December 31, 1999.

  6. To transact such other business as may properly come before the meeting.


     Only holders of record of Sonic's Class A Common Stock, Class B Common Stock and Class A Convertible Preferred Stock (collectively, the "Voting Stock") at the close of business on April 28, 1999 will be entitled to vote at such meeting.

     Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                        THEODORE M. WRIGHT
                                        SECRETARY

IMPORTANT NOTE: To vote shares of Voting Stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

                            SONIC AUTOMOTIVE, INC.
                             -------------------
                                PROXY STATEMENT
                             -------------------
                                                                    May 3, 1999


                                    GENERAL

INTRODUCTION

     The Annual Meeting of Stockholders of Sonic Automotive, Inc. ("Sonic") will be held on June 8, 1999 at 10:00 a.m., at the Speedway Club, located at the Lowe's Motor Speedway, Smith Tower, U.S. Highway 29 North, Concord, North Carolina (the "Annual Meeting"), for the purposes set forth in the accompanying notice. Only holders of record of Sonic's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") and Class A Convertible Preferred Stock, par value $.10 per share (the "Preferred Stock", and together with the Common Stock, the "Voting Stock") at the close of business on April 28, 1999 (the "Record Date") will be entitled to notice of, and to vote at, such meeting. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting and at any and all adjournments thereof and is first being sent to stockholders on or about the date hereof. Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting (including adjournments). Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with such specification. If no specification is made, proxies will be voted (i) in favor of electing Sonic's two (2) nominees to the Board of Directors; (ii) in favor of the proposed amendment (the "Charter Amendment") to Sonic's Amended and Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of Common Stock; (iii) in favor of the proposed amendment of the Sonic Restated 1997 Stock Option Plan, as adopted and approved on October 9, 1997, and thereafter amended (the "Stock Option Plan");
(iv) in favor of the proposed amendment to the Sonic Employee Stock Purchase Plan, as adopted and approved on October 9, 1997, and thereafter amended (the "Employee Plan"); (v) in favor of the proposal to ratify the appointment of Deloitte & Touche LLP as the principal independent auditors of Sonic and its subsidiaries (collectively, the "Company") for the fiscal year ending December 31, 1999, and (vi) in the discretion of the proxy holders on such other business as may properly come before the meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

     The Company's principal executive offices are located at 5401 East Independence Boulevard, Charlotte, North Carolina 28212. However, proxies should not be sent to that address, but to First Union National Bank of North Carolina, 1525 West W.T. Harris Boulevard, Mail Code 3C3, Charlotte, North Carolina 28288.

     This Proxy Statement is furnished by Sonic to stockholders of Sonic in connection with the upcoming Annual Meeting. Unless indicated otherwise, the number of shares and per share prices of Common Stock discussed in this proxy statement reflect the effect of Sonic's 2-for-1 split of its Class A Common Stock on January 25, 1999.


OWNERSHIP OF CAPITAL SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Sonic's Voting Stock as of April 28, 1999, by (i) each stockholder who is known to Sonic to own beneficially five percent or more of each class of the outstanding Voting Stock, (ii) each director and nominee to the Board of Directors of Sonic, (iii) each executive officer of Sonic (including the Chief Executive Officer), and (iv) all directors and executive officers of Sonic as a group. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of the stockholders, except that the Class B Common Stock is entitled to only one vote per share with respect to any transaction proposed or approved by the Board of Directors of Sonic or proposed by all the holders of the Class B Common Stock or as to which any holder of Class B Common Stock (the "Smith Group") or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a (a) "going private" transaction (as defined herein), (b) disposition of substantially all of Sonic's assets, (c) transfer resulting in a change in the nature of Sonic's business, or (d) merger or consolidation in which current holders of Common Stock would own less than 50% of the Common Stock following such transaction. In the event of any transfer outside of the Smith Group or the Smith Group holds less than 15% of the total number of shares of Common Stock outstanding, such transferred shares or all shares, respectively, of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Holders of Preferred Stock are entitled to one vote per each share of Class A Common Stock into which such Preferred Stock is convertible into as of the Record Date of the Annual Meeting on all matters submitted to a vote of the stockholders of Sonic. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name subject to community property laws where applicable.



                                            NUMBER OF                      NUMBER OF
                                            SHARES OF     PERCENTAGE OF    SHARES OF
                                             CLASS A       OUTSTANDING      CLASS B
                                              COMMON         CLASS A        COMMON
                                              STOCK           COMMON         STOCK
BENEFICIAL OWNER                              OWNED           STOCK          OWNED
---------------------------------------- --------------- --------------- ------------
O. Bruton Smith (2)(3) .................      25,400(4)           *       10,952,500
Sonic Financial Corporation (2) ........          --             --        8,881,250
Bryan Scott Smith (2) ..................      66,584(5)           *          956,250
Dennis D. Higginbotham .................     962,088(6)         7.7%              --
Theodore M. Wright .....................      26,433(7)           *               --
William R. Brooks ......................      20,000(8)           *               --
William P. Benton ......................      20,000(8)           *               --
William I. Belk ........................       5,000              *               --
Citigroup, Inc. (10) ...................   1,813,650           14.5%              --
Citicorp (11)(12) ......................     857,400            6.9%              --
Citibank, N.A. (12)(13) ................     857,400            6.9%              --
Salomon Smith Barney Holdings,
 Inc. (14)(15) .........................     956,250            7.6%              --
Salomon Brothers Holding Company,
 Inc. (15)(16) .........................     956,250            7.6%              --
Salomon Smith Barney (15)(17) ..........     956,250            7.6%              --
J.P. Morgan & Co.
 Incorporated (18) .....................     885,980            7.1%              --
FMR Corp. (19) .........................     638,600            5.1%              --
Dan E. Hatfield (16) ...................          --             --               --
Bud C. Hatfield (16) ...................          --             --               --
Dan E. Hatfield, as Trustee of the
 Bud C. Hatfield, Sr. Special
 Irrevocable Trust (21) ................          --             --               --
Frank McGough (20) .....................          --             --               --
Jurassic Cars, Inc. (f/k/a Global
 Imports, Inc.) (23) ...................          --             --               --
Thomas P. Williams, Sr. (24) ...........     267,619            2.1%              --
Aldo Paret (22) ........................      81,810              *               --
All directors and executive officers
 as a group (7 persons) ................   1,125,505            9.0%      11,908,750



                                          PERCENTAGE OF   NUMBER OF                   PERCENTAGE
                                           OUTSTANDING    SHARES OF   PERCENTAGE OF     OF ALL
                                             CLASS B      PREFERRED    OUTSTANDING    OUTSTANDING
                                              COMMON        STOCK       PREFERRED       VOTING
BENEFICIAL OWNER                              STOCK         OWNED         STOCK        STOCK (1)
---------------------------------------- --------------- ----------- --------------- ------------
O. Bruton Smith (2)(3) .................       89.0%            --           --           44.2%
Sonic Financial Corporation (2) ........       72.2%            --           --           35.7%
Bryan Scott Smith (2) ..................        7.8%            --           --            4.1%
Dennis D. Higginbotham .................         --             --           --            3.9%
Theodore M. Wright .....................         --             --           --              *
William R. Brooks ......................         --             --           --              *
William P. Benton ......................         --             --           --              *
William I. Belk ........................         --             --           --              *
Citigroup, Inc. (10) ...................         --             --           --            7.3%
Citicorp (11)(12) ......................         --             --           --            3.4%
Citibank, N.A. (12)(13) ................         --             --           --            3.4%
Salomon Smith Barney Holdings,
 Inc. (14)(15) .........................         --             --           --            3.8%
Salomon Brothers Holding Company,
 Inc. (15)(16) .........................         --             --           --            3.8%
Salomon Smith Barney (15)(17) ..........         --             --           --            3.8%
J.P. Morgan & Co.
 Incorporated (18) .....................         --             --           --            3.6%
FMR Corp. (19) .........................         --             --           --            2.6%
Dan E. Hatfield (16) ...................         --          3,750          6.6%             *
Bud C. Hatfield (16) ...................         --          8,971         15.7%             *
Dan E. Hatfield, as Trustee of the
 Bud C. Hatfield, Sr. Special
 Irrevocable Trust (21) ................         --          1,304          2.3%             *
Frank McGough (20) .....................         --         4,194.3         7.4%             *
Jurassic Cars, Inc. (f/k/a Global
 Imports, Inc.) (23) ...................         --         15,013         26.3%             *
Thomas P. Williams, Sr. (24) ...........         --         10,194         17.9%           1.1%
Aldo Paret (22) ........................         --          3,792          6.6%             *
All directors and executive officers
 as a group (7 persons) ................       96.0%            --           --           52.4%

---------
  * Less than one percent
(1) The percentage of total voting power of Sonic is as follows: O. Bruton Smith, 78.5%, Sonic Financial Corporation, 63.7%, Bryan Scott Smith, 6.9%, Citigroup, Inc., 1.3% and less than 1% for all other stockholders shown.
(2) The address of such person or group is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.
(3) The Schedule 13D filed by the beneficial owner indicates that the shares of common stock shown as owned by such person or group include all of the shares shown as owned by Sonic Financial Corporation ("Sonic Financial") elsewhere in the table. Bruton Smith owns the substantial majority Sonic Financial's outstanding capital stock.
(4) Amount of Class A common stock shown does not include 200,000 shares under options granted pursuant to Sonic's 1997 Stock Option Plan, which became vested on April 6, 1999, but will not become exercisable until Sonic's stockholders approve an increase in the number of authorized shares under Sonic's 1997 Stock Option Plan at the 1999 annual meeting of stockholders.
(5) Represents one-third of 199,750 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to Sonic's 1997 Stock Option Plan, which became exercisable in three equal installments beginning in October 1998. Amount of Class A common stock shown does not include 100,000 additional shares under options granted pursuant to Sonic's 1997 Stock Option Plan, which became vested on April 6, 1999, but will not become exercisable until Sonic's stockholders approve an increase in the number of authorized shares under Sonic's 1997 Stock Option Plan at the 1999 annual meeting of stockholders.
(6) The address of such person is 104 South Riverside Dr., New Smyrna Beach, Florida 32168. Amount of Class A common stock shown does not include 150,000 shares under unvested options granted pursuant to Sonic's 1997 Stock

     Option Plan. One-third of these options will become exercisable beginning in October 1999. All shares shown are held of record by the Dennis D. Higginbotham Revocable Trust, over which Mr. Higginbotham exercises control.
(7) Includes one-third of 76,376 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to Sonic's 1997 Stock Option Plan, which became exercisable in three equal installments beginning in October 1998. Amount of Class A common stock shown does not include 100,000 additional shares under options granted pursuant to Sonic's 1997 Stock Option Plan, which became vested on April 6, 1999, but will not become exercisable until Sonic's stockholders approve an increase in the number of authorized shares under Sonic's 1997 Stock Option Plan at the 1999 annual meeting of stockholders.
(8) Represents 20,000 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to the Directors Plan, which became exercisable in December 1998. Does not include an additional 20,000 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to the Directors Plan on March 31, 1999, which options become exercisable on September 30, 1999.
(9) Does not include 20,000 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to the Directors Plan on March 31, 1999, which options become exercisable on September 30, 1999.
(10) The address of such entity is 153 East 53rd Street, New York, New York 10043. The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Citicorp and by Salomon Smith Barney Holdings Inc. elsewhere in the table. Citigroup Inc. owns all of the capital stock of Citicorp and of Salomon Smith Barney Holdings Inc.
(11) The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Citibank, N.A. elsewhere in the table. Citicorp owns all of the capital stock of Citibank, N.A.
(12) The address of such entity is 399 Park Avenue, New York, New York 10043.
(13) The Schedule 13G/A filed by the beneficial owner indicates that Citibank, N.A. has shared voting power and shared dispositive power over all 857,400 shares shown.
(14) The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Salomon Brothers Holding Company Inc. elsewhere in the table. Salomon Smith Barney Holdings Inc. owns all of the capital stock of Salomon Brothers Holding Company Inc.
(15) The address of such entity is 388 Greenwich Street, New York, New York
     10013.
(16) The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Salomon Smith Barney Inc. elsewhere in the table. Salomon Brothers Holding Company Inc. owns all of the capital stock of Salomon Smith Barney Inc.
(17) The Schedule 13G/A filed by the beneficial owner indicates that Salomon Smith Barney Inc. has shared voting power and shared dispositive power over all 956,250 shares shown.
(18) The address of such entity is 60 Wall Street, New York, New York 10260. The Schedule 13G filed by the beneficial owner indicates that it has sole voting power as to 753,380 shares of the 885,980 shares shown with no voting power as to the remainder, and has sole dispositive power over all 885,980 shares.
(19) The address of such entity is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G filed by FMR Corp. indicates that it has sole voting power as to 507,200 shares of the 638,600 shares shown with no voting power as to the remainder, and has sole dispositive power over all 638,600 shares. The Schedule 13G filed by FMR Corp. further indicates that Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 574,600 shares of the 638,600 shares shown, and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns the remaining 64,000 shares of the 638,600 shares shown.
(20) The address of such person is 711 Eastern Blvd., Montgomery, Alabama
     36117.

(21) The address of such person is 1500 Automall Drive, Columbus, Ohio 43228.

(22) The address of such person is 4701 I-10 East, Baytown, Texas 77521.

(23) The address of such person is 5430 New Northside Drive, Suite 250, Atlanta, Georgia 30339.

(24) The address of such person is c/o Tom Williams Automotive Group, 401 20th Street South, Birmingham, Alabama 35233.

NUMBER OF SHARES OUTSTANDING AND VOTING

     Sonic currently has authorized under its Charter 50,000,000 shares of Class A Common Stock, of which 12,507,796 shares are currently issued and outstanding and entitled to be voted at the Annual Meeting, and 15,000,000 shares of Class B Common Stock, of which 12,300,000 shares are currently issued and outstanding and entitled to be voted at the Annual Meeting. In addition, Sonic currently has authorized under its Charter 3,000,000 shares of preferred stock, par value $.10 per share, of which 57,811.3 shares of Preferred Stock are currently issued and outstanding and entitled to be voted at the Annual Meeting. At the meeting, holders of Class A Common Stock will have one vote per share, holders of Class B Common Stock will have ten votes per share, and holders of Preferred Stock will have one vote per each share of Class A Common Stock into which such Preferred Stock is convertible as of the Record Date of the Annual Meeting, or an aggregate total of 3,965,632 votes attributable to such outstanding Preferred Stock. All outstanding shares of Voting Stock are entitled to vote on all proposals submitted to a vote at the Annual Meeting. A quorum being present, directors will be elected by majority vote, the proposal to increase the number of authorized shares of Class A Common Stock under the Charter Amendment will require a majority of the votes cast by shares of Class A Common Stock and shares of Preferred Stock is cast in favor thereof, the proposal to increase the number of authorized shares of Class B Common Stock under the Charter Amendment will require a majority of the votes cast by shares of Class B Common Stock is cast in favor thereof, and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting will become effective if a majority of the votes cast by shares entitled to vote on the subject matter is cast in favor thereof. Abstentions and broker non-votes will not be counted in determining the number of shares voted for any director-nominee or for any proposal.

     A holder of Voting Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card.


REVOCATION OF PROXY

     Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Theodore M. Wright, the Secretary of Sonic, either at the Annual Meeting or prior to the meeting date at the Company's offices at 5401 East Independence Boulevard, Charlotte, North Carolina 28218, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.


EXPENSES OF SOLICITATION

     The Company will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the materials enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.


2000 STOCKHOLDER PROPOSALS

     In order for stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders to be eligible for inclusion in Sonic's proxy statement and the form of proxy for such meeting, they must be received by Sonic at its principal offices in Charlotte, North Carolina no later than February 8, 2000.


                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS OF SONIC

     Directors of Sonic are elected at the Annual Meetings of stockholders of Sonic to serve staggered terms of three years and until their successors are elected and qualified. The Board of Directors of Sonic currently consists of seven (7) directors, two of whom must be elected at the Annual Meeting.

     The proxies in the accompanying form are intended by Sonic to be voted at the meeting for the election to the Board of Directors of the following nominees, each of whom has consented to serve if elected: Dennis D. Higginbotham and Theodore M. Wright, each to serve a three year term until the 2002 Annual Meeting of Stockholders and until his successor shall be elected and shall qualify, except as otherwise provided in Sonic's Charter and Bylaws. All of the nominees are presently directors of Sonic. If for any reason any nominee named above is not a candidate when the election occurs, proxies in the accompanying form are intended by Sonic to be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors in accordance with Sonic's Charter and Bylaws.

     The name, age, present principal occupation or employment and the material occupations, positions, offices or employments for the past five years of each Sonic director, director-nominee, and executive officer are set forth below.

     O. Bruton Smith, 72, has been the Chairman, Chief Executive Officer and a director of Sonic since its organization in 1997, and he currently is a director and executive officer of each of Sonic's dealerships. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith's initial term as a director of Sonic will expire at the 2000 annual stockholders meeting. Mr. Smith is also the chairman and chief executive officer, a director and controlling stockholder of Speedway Motorsports, Inc. ("SMI"). SMI is a public company traded on the NYSE. Among other things, it owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Lowe's Motor Speedway, Las Vegas Motor Speedway, Sears Point Raceway and Texas Motor Speedway. He is also the executive officer and a director of each of SMI's operating subsidiaries. Additionally, Mr. Smith serves as chairman of the board of trustees of Mar Mar Realty Trust, a privately held real estate investment trust ("MMRT"). Under his employment agreement with Sonic, Mr. Smith is required to devote approximately 50% of his business time to Sonic's business.

     Bryan Scott Smith, 31, has been the President and Chief Operating Officer of Sonic since April 1997 and a Sonic director since its organization in 1997. Mr. Smith also serves as a director and executive officer of many of Sonic's subsidiaries. Mr. Smith, who is the son of Bruton Smith, has been an executive officer of Town and Country Ford since 1993, and was a minority owner of both Town and Country Ford and Fort Mill Ford before Sonic's acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment to President and Chief Operating Officer of Sonic in April 1997. Mr. Smith's term as a director of Sonic will expire at the 2001 annual stockholders meeting.

     Dennis D. Higginbotham, 57, has been the President of Retail Operations of Sonic since September 1998 and a Sonic director since his appointment in December 1998. Before joining Sonic, Mr. Higginbotham owned and was the president of, Higginbotham Chevrolet-Oldsmobile (from 1976), Halifax Ford-Mercury (from 1987) and Higginbotham Automobiles (from 1995), each of which Sonic acquired in September 1998. Mr. Higginbotham has worked in the automobile industry since 1965. Mr. Higginbotham is standing for election as a director of Sonic at the Annual Meeting.

     Theodore M. Wright, 36, has been the Chief Financial Officer, Vice President-Finance, Treasurer and Secretary of Sonic since April 1997, and a Sonic director since June 1997. Mr. Wright also serves as a director and executive officer of many of Sonic's subsidiaries. Before joining Sonic, Mr. Wright was a Senior Manager and in charge of the Columbia, South Carolina office of Deloitte & Touche LLP. Before joining the Columbia office, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's National Office Accounting Research and SEC Services Departments from 1994 to 1995. From 1992 to 1994, Mr. Wright was an audit manager with Deloitte & Touche LLP. Mr. Wright is standing for election as a director of Sonic at the Annual Meeting.

     William R. Brooks, 49, has been a director of Sonic since its formation. Mr. Brooks also served as Sonic's initial Treasurer, Vice President and Secretary from its organization in February 1997 to April 1997 when Mr. Wright was appointed to those positions. Since December 1994, Mr. Brooks has been the vice president, treasurer, chief financial officer and a director of SMI. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the vice president of the Lowe's Motor Speedway (formerly the Charlotte Motor Speedway) and a vice president and a director of Atlanta Motor Speedway. Mr. Brooks joined Sonic Financial Corporation, an entity controlled by Bruton Smith, from Price Waterhouse in 1983. At Sonic Financial Corporation, he was promoted from manager to controller in 1985 and again to chief financial officer in 1989. Mr. Brooks' term as a Sonic director will expire at the 2000 annual stockholders meeting.

     William P. Benton, 75, became a director of Sonic in December 1997. Since January 1997, Mr. Benton has been the executive director of Ogilvy & Mather, a world-wide advertising agency. Mr. Benton has been a director of SMI since February 1995 and a director of Allied Holdings, Inc. since February 1998. He is also a consultant to the chairman and chief executive officer of TI Group. Before his appointment at Ogilvy & Mather, Mr. Benton served as vice chairman of Wells, Rich, Greene/BDDP, Inc., an advertising agency with offices in New York and Detroit. Mr. Benton retired from Ford Motor Company as its vice president of marketing worldwide in 1984 after a 37-year career with that company. Mr. Benton's term as a Sonic director will expire at the 2001 annual stockholders meeting.

     William I. Belk, 49, became a director of Sonic in March 1998. Mr. Belk is currently the vice president and a director for Monroe Hardware Company, a director for Piedmont Ventures, Inc., and treasurer and a director for Old Well Water, Inc.

For more than the previous five years, Mr. Belk previously held the position of chairman and director for certain Belk stores (a privately held retail department store chain). Mr. Belk's term as a Sonic director will expire at the 2001 annual stockholders meeting.

     Sonic's Board of Directors is divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected at Sonic's annual stockholders meeting each year. Messrs. Bruton Smith and Brooks belong to the class of directors whose term expires in 2000, Messrs. Wright and Higginbotham belong to the class whose term expires in 1999, and Messrs. Scott Smith, Benton and Belk belong to the class whose term expires in 2001. The executive officers are elected annually by, and serve at the discretion of, Sonic's Board of Directors.

COMMITTEES OF THE BOARD

     There are two standing committees of the Sonic Board of Directors, the Audit Committee and the Compensation Committee. The Audit Committee was appointed on March 20, 1998 and consists of Messrs. Benton, Belk and Brooks. The Compensation Committee was appointed on October 3, 1998 and consists of Messrs. Bruton Smith, Benton and Belk. Set forth below is a summary of the principal functions of each committee.
     AUDIT COMMITTEE. The Audit Committee, which held one meeting in 1998, recommends the appointment of Sonic's independent auditors, determines the scope of the annual audit to be made, reviews the conclusions of the auditors and reports the findings and recommendations thereof to the Board, reviews Sonic's auditors, the adequacy of Sonic's system of internal control and procedures and the role of management in connection therewith, reviews transactions between Sonic and its officers, directors and principal stockholders, and performs such other functions and exercises such other powers as the Board from time to time may determine.
     COMPENSATION COMMITTEE. The Compensation Committee, which held one meeting in 1998, administers certain compensation and employee benefit plans of Sonic, annually reviews and determines executive officer compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers and other senior officers of Sonic. The Compensation Committee administers Sonic's 1997 Stock Option Plan, Employee Stock Purchase Plan and Nonqualified Employee Stock Purchase Plan, makes recommendations for individual stock option grants to the full Board of Directors under the plans it administers, and periodically reviews Sonic's executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic or executive performance. The policy of the Compensation Committee's program for executive officers is to link pay to business strategy and performance to attract, retain and reward key executives while also providing performance incentives and awarding equity-based compensation to align the long-term interests of executive officers with those of Sonic's stockholders. The Compensation Committee's objective is to offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

     Sonic currently has no standing nominating committee.

     During 1998, there were three meetings of the Board of Directors of Sonic, with each Director attending each of the meetings.


        PROPOSED CHARTER AMENDMENT TO INCREASE AUTHORIZED COMMON SHARES

     At the Annual Meeting, the Board of Directors of Sonic will seek approval of an amendment to Section 4.01 of Sonic's Charter to (a) increase the authorized Class A Common Stock to 100,000,000 shares, and (b) increase the authorized Class B Common Stock to 30,000,000 shares.

     The Charter currently authorizes the issuance of 50,000,000 shares of Class A Common Stock (of which 12,507,796 shares are currently outstanding) and 15,000,000 shares of Class B Common Stock (of which 12,300,000 shares are currently outstanding). If the proposed Charter amendment is approved by the stockholders, then, subject to final authorization by the Board of Directors,
Section 4.01 of the Charter will be amended to provide 100,000,000 authorized shares of Class A Common Stock, $.01 par value per share, and 30,000,000 authorized shares of Class B Common Stock, $.01 par value per share.

     The Board of Directors believes that Sonic's best interests will be served by increasing the number of authorized Class A and Class B Common Stock in order to have additional authorized but unissued shares available to meet business needs as they arise. The availability of such shares will provide Sonic with flexibility to issue Common Stock for proper corporate purposes that may be identified by the Board of Directors in the future, such as stock dividends, equity security financings, acquisitions financed in whole or part with equity securities and stock-based employee incentives. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain their pro rata interest, on a stockholder's percentage voting power.

     The authorized but unissued Common Stock will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable and in the best interests of Sonic without Sonic incurring the additional costs and delays attendant to the obtaining of further stockholder approval, except as may be required by applicable laws or rules of the New York Stock Exchange or other national securities association. Sonic's management has made no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares proposed to be authorized. Upon issuance, such shares will have the same rights as the respective outstanding shares of the corresponding class of Common Stock to which they belong. Holders of Common Stock do not have preemptive rights. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of any preferred stock that Sonic may issue on the future.

     All outstanding shares of Voting Stock are entitled to vote on the Charter Amendment proposal. The proposed increase in the number of shares of authorized Class A Common Stock under the Charter Amendment will require a majority of the votes cast by shares of Class A Common and Preferred Stock is cast in favor of the Charter Amendment proposal. The proposed increase in the number of shares of authorized Class B Common Stock under the Charter Amendment will require a majority of the votes cast by shares of Class B Common Stock is cast in favor of the Charter Amendment proposal.


                    PROPOSED AMENDMENT TO STOCK OPTION PLAN

     The Board of Directors of Sonic has approved an amendment to the Stock Option Plan to increase the number of shares of Class A Common Stock that may be issued under the Stock Option Plan by 2,250,000, from 2,250,000 to 4,500,000, subject to stockholder approval (the "Stock Option Plan Amendment"). The Stock Option Plan Amendment is being proposed to allow future grants to key employees. No other amendments to the Stock Option Plan are proposed.

     Options to purchase a total of approximately 1,451,000 shares of Class A Common Stock were granted to approximately 72 plan participants in 1998 under the Stock Option Plan. At present, after taking into account the cancellation of certain options, including the cancellation of options after December 31, 1998 (and without giving effect to the proposed Stock Option Plan Amendment), options representing a total of approximately 2,073,282 shares are outstanding, options representing 400,000 shares have also been granted contingent on the approval of the Stock Option Plan Amendment and there are presently no additional shares are available for future grant. There has been no decision with respect to the number or terms of options that may be granted hereafter (following stockholder approval of the Stock Option Plan Amendment) or the number or identity of future optionees under the Stock Option Plan.

     On October 9, 1997, the Board of Directors and stockholders of Sonic adopted Sonic's Stock Option Plan in order to attract and retain key personnel. Under the Stock Option Plan as currently presented to the stockholders under the Stock Option Plan Amendment, options to purchase up to a total of 1,873,982 shares of Class A Common Stock may be granted to key employees of Sonic and its subsidiaries and to officers, directors, consultants and other individuals providing services to the company. Unless designated as "incentive stock options" ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options granted under the Stock Option Plan are intended to be "nonstatutory stock options" ("NSOs").

     The Compensation Committee administers the Stock Option Plan and determines, among other things, the persons who are to receive options, the number of shares to be subject to each option, and the vesting schedule of options. The Board of Directors of Sonic determines the terms and conditions upon which Sonic may make loans to enable an optionee to pay the exercise price of an option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may consider any factors it considers relevant, including present and potential contributions to the success of Sonic. Options granted under the Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which period may not exceed ten years from the date of the grant of the option or, in the case of ISOs granted to any holder on the date of grant of more than 10% of the total combined voting power of all classes of stock of the Company, five years from the date of grant of the option. Options may expire before the end of the option period due to termination of employment or severance of the relationship with the Company. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee.

     Options generally may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. However, the Compensation Committee, in its absolute discretion, may allow NSOs to be transferred, subject to applicable limitations provided in the option agreement.

     The exercise price of NSOs will be determined at the discretion of the Compensation Committee. The exercise price of ISOs may not be less than the market value of the Class A Common Stock on the date of grant of the option. However, in the case of ISOs granted to any holder on the date of grant of more than 10% of the total combined voting power of all classes of stock of Sonic and its subsidiaries, the exercise price may not be less than 110% of the market value per share of the Class A Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock owned by the optionee, in NSOs granted under the Stock Option Plan (except that the exercise price of an ISO may not be paid in NSOs) or in any combination of cash, shares and NSOs.

     Options granted under the Stock Option Plan may include the right to acquire a "reload" option. In such a case, if an optionee pays all or part of the exercise price of an option with shares of Common Stock held by the optionee for at least six months, then, upon exercise of the option, the optionee is granted a second option to purchase, at the fair market value as of the date of grant of the second option, the number of whole shares used by the optionee in payment of the exercise price of the first option. A reload option is not exercisable until one year after the grant date of such option or the expiration date of the first option.

     The Stock Option Plan provides that, in the event of changes in the corporate structure of the Company or certain events affecting the Class A Common Stock, the corresponding adjustments in the number and kind of shares available for issuance and covered by outstanding options and the exercise price per share automatically shall be made (unless the Compensation Committee determines otherwise). It further provides that, in connection with any merger or consolidation in which Sonic is not the surviving corporation, and which results in the holders of the outstanding voting securities of Sonic owning less than a majority of the outstanding voting securities of the surviving corporation, or any sale or transfer by Sonic of all or substantially all its assets or any tender offer or exchange offer for or the acquitision, directly or indirectly, by any person or group of all or a majority of the then-outstanding voting securities of Sonic, all outstanding options under the Stock Option Plan will become exercisable in full on and after (i) 15 days prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

     The Compensation Committee in 1998 granted NSOs and ISOs to purchase an aggregate of 901,000 shares of Class A Common Stock under the Stock Option Plan to 68 non-executive Sonic employees. Set forth below is information with respect to options granted in 1998 under the Stock Option Plan. No options have been granted to date in 1999 under the Stock Option Plan.



                                                NEW PLAN BENEFITS
                                                STOCK OPTION PLAN
NAME AND POSITION                                                 DOLLAR VALUE ($)        NUMBER OF UNITS (#)
----------------------------------------------------------------- ---------------------   -------------------
O. Bruton Smith
 Chairman and Chief Executive Officer of Sonic ..................   (1)                   200,000(2)
Bryan Scott Smith
 Director, President and Chief Operating Officer ................   (1)                   100,000(2)
Theodore M. Wright
 Director, Chief Financial Officer, Vice President - Finance,
 Treasurer and Secretary of Sonic ...............................   (1)                   100,000(2)
Dennis D. Higginbotham
 Director and President of Retail Opertions .....................   (1)                   150,000
Nelson E. Bowers, II
 Director and Executive Vice President ..........................   --                         --
All current executive officers as a group .......................   --                    550,000
All current non-executive officer directors as a group ..........   --                         --
All current non-executive officer employees as a group ..........   (1)                   901,000

---------
(1) Options granted in 1998 have exercise prices ranging from $7.25 to $15.03 per share and have a ten year term subject to earlier termination as described above. The dollar value of each of the options granted is not determinable due to fluctuating market prices. As of April 28, 1999 the Class A Common Stock had a closing price of $13.94 per share.

(2) These options were granted on October 6, 1998 and vested on April 6, 1999 but are expressly unexercisable until Sonic's stockholders approve the Stock Option Plan Amendment at the Annual Meeting. If the stockholders approve the Stock Option Plan Amendment, then all these options will become immediately exercisable at $9.19 per share.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a summary description of the federal income tax consequences of grants made under the Stock Option Plan. The summary is not intended to be exhaustive or cover all tax consequences that may apply to a particular individual or to the Company. The issuance and exercise of ISOs have no federal income tax consequences to Sonic. While the issuance and exercise of ISO's generally have no ordinary income tax consequences to the holder, upon the exercise of an ISO, the holder will treat the excess of the fair market value on the date of exercise over the exercise price as an item of tax adjustment for alternative minimum tax purposes. If the holder of shares of Class A Common Stock acquired upon the exercise of an ISO under the Stock Option Plan holds such shares until a date which is more than two years following the grant date of the ISO and one year following the exercise date of the ISO, the disposition of such shares of Class A Common Stock will ordinarily result in capital gains or losses to the holder for federal income tax purposes equal to the difference between the amount realized on disposition of the shares of Class A Common Stock and the ISO exercise price. If the holding period requirements described above are not met, the holder will recognize ordinary income for federal tax purposes upon disposition of the Class A Common Stock in an amount equal to the lesser of (i) the excess of the Class A Common Stock's fair market value on the date of exercise over the ISO exercise price and (ii) the excess of the amount realized on disposition of the Class A Common Stock over the ISO exercise price. Any additional gain (or loss) realized on the disposition of the Class A Common Stock will be taxed as capital gain (or loss). Sonic will be entitled to a compensation expense deduction for the Sonic taxable year in which the disposition occurs equal to the amount of ordinary income recognized by the holder.

     The issuance of NSOs has no federal income tax consequences to Sonic or the holder. Upon the exercise of an NSO, NSO holders will recognize income for federal income tax purposes at the time of option exercise equal to the amount by which the fair market value of the underlying shares on the date of exercise exceeds the NSO exercise price. However, holders who are directors of Sonic or who are otherwise deemed to be affiliates of Sonic and therefore subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, ("16(b) Optionees") are not deemed to recognize the ordinary income attributable to exercise until the occurrence of both (i) an exercise and (ii) the earlier of (a) the expiration of six months after the date of exercise of the NSO and (b) the first day on which the sale of the shares of Class A Common Stock at a profit will not subject the holder to Section 16 liability (the "Recognition Date"). The amount of ordinary income to be recognized by 16(b) Optionees will equal the excess of the fair market value on the Recognition Date of the shares of Class A Common Stock so purchased over the NSO exercise price, unless the 16(b) Optionee files a written election with both the Internal Revenue Service and Sonic pursuant to Section 83(b) of the Code within thirty days after exercise to have the ordinary income attributable to exercise realized as of the exercise date, in which case the 16(b) Optionee will recognize ordinary income equal to the amount by which the fair market value of the purchased shares on the date of exercise exceeds the NSO exercise price. Sonic generally will be allowed a federal income tax deduction equal to the same amount that the holder recognizes as ordinary income. In the event of the disposition of the shares of Class A Common Stock acquired upon exercise of an NSO, any additional gain or loss generally will be taxed to the holder as capital gain or loss.

     If the option exercise price under any NSO is paid for by surrendering shares of Class A Common Stock previously acquired, then the optionee will recognize ordinary income on the exercise as described above with respect to any shares acquired under the option in excess of the number of shares surrendered (such shares being treated as having been acquired without consideration), but will not recognize any taxable gain or loss on the difference between the optionee's basis in the surrendered shares and their current fair market value. For federal income tax purposes, that number of newly acquired shares equal to the number of shares surrendered will have the same basis and holding period as the surrendered shares. Any newly accquired shares in excess of the number of shares surrendered will have a basis equal to their fair market value at exercise and their holding period generally will begin at the date of exercise, as described above.


                      PROPOSED AMENDMENT TO EMPLOYEE PLAN

     The Board of Directors of Sonic has approved an amendment to the Employee Plan to increase the number of shares of Class A Common Stock that may be issued under the Employee Plan by 600,000, from 600,000 to 1,200,000, subject to stockholder approval (the "Employee Plan Amendment"). The Employee Plan Amendment is being proposed to allow future grants to employees. No other amendments to the Employee Plan are proposed.

     Options granted that are unexercised will expire at the end of each calendar year. In January 1999, the Board of Directors granted each participant an option to purchase up to 355 shares at an exercise price equal to the lesser of 85% of the market value for shares of Class A Common Stock on the date of grant or 85% of such market value on the date of exercise. At present, 18,695 options have been exercised to date in 1999, options to acquire 399,850 shares of Class A Common Stock remain outstanding and 319,420 options are authorized but unissued under the Employee Plan.

     The Employee Plan was originally adopted by the Board of Directors and approved by Sonic's stockholders on October 9, 1997. The Employee Plan is intended to promote the interests of Sonic by providing employees of the Company the opportunity to acquire a proprietary interest in Sonic through the purchase of Class A Common Stock.

     The Employee Plan is intended to qualify as an "employee stock purchase plan" under Code Section 423. The Employee Plan is administered by the Compensation Committee which, subject to the terms of the Employee Plan, has plenary authority in its discretion to interpret and construe the Employee Plan. A total of 1,200,000 shares of Class A Common Stock have been reserved for purchase under the Employee Plan as currently presented to the stockholders under the Employee Plan Amendment.

     As of January 1 of each year during the term of the Employee Plan (the "Grant Date"), all eligible employees electing to participate in the Employee Plan ("Participating Employees") will be granted an option to purchase shares of Class A Common Stock. As of each Grant Date, the Compensation Committee will determine the number of shares of Class A Common Stock available for purchase under each option, with the same number of shares to be available under each option granted on the same Grant Date. No Participating Employee may be granted an option which would permit such employee to purchase stock under the Employee Plan and all other employee stock purchase plans of Sonic at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     A Participating Employee may elect to designate a limited percentage of such employee's compensation (as defined in the Employee Plan) to be deferred by after tax payroll deduction as a contribution to the Employee Plan. A Participating Employee instead may elect to make contributions by direct cash payment to the Employee Plan rather than by payroll deduction. To the extent a Participating Employee has accumulated enough funds, his or her contributions to the Employee Plan will be used to exercise the option granted under the Employee Plan through purchases of Class A Common Stock on the last business day of March, June, September and December on which the principal trading market for the Class A Common Stock is open for trading and on any other interim dates during the year which the Compensation Committee designates for such purpose (the "Exercise Date").

     The purchase price at which Class A Common Stock will be purchased through the Employee Plan shall be 85% of the lesser of (i) the fair market value of the Class A Common Stock on the applicable Grant Date, and (ii) the fair market value of the Class A Common Stock on the applicable Exercise Date. Any option granted to a Participating Employee will be exercised automatically on each Exercise Date during the calendar year of the option's Grant Date in whole or in part such that the Participating Employee's accumulated contributions as of such Exercise Date, either through direct cash payment or payroll withholding, will be applied to the purchase of the maximum number of whole shares of Class A Common Stock that such contribution will permit at the applicable option price, limited to the number of shares available for purchase under the option. Contributions which are not enough to purchase a whole share of Class A Common Stock will be carried forward and applied on the next Exercise Date in that calendar year.

     Any option granted to a Participating Employee will expire on the last Exercise Date of the calendar year in which granted. However, if a Participating Employee withdraws from the Employee Plan or terminates employment prior to such Exercise Date, the option may expire earlier.

     Upon termination of a Participating Employee's employment for any reason other than cause or death, such employee may, at his election, request the return of contributions not yet used to purchase Class A Common Stock or continue participation in the Employee Plan until the next Exercise Date following the date of termination of employment so that any unexpired option held will be exercised automatically on such Exercise Date. If a Participating Employee dies while employed by the Company or prior to the next Exercise Date following termination of employment unrelated to cause, such employee's estate will have the right to elect to withdraw all contributions not yet used to purchase Class A Common Stock or to exercise the Participating Employee's option for the purchase of Class A Common Stock on the Exercise Date next following the date of such employee's death.

     The Board of Directors of Sonic may at any time amend, suspend or terminate the Employee Plan; provided, however, that the Employee Plan may not be amended to increase the maximum number of shares of Class A Common Stock for which options may be granted under the Employee Plan or to change the classes of employees eligible to receive options under the Employee Plan without obtaining approval of Sonic's stockholders.

     Set forth below is information with respect to options granted in 1999 under the Employee Plan.

                               NEW PLAN BENEFITS
                         EMPLOYEE STOCK PURCHASE PLAN



NAME AND POSITION                                                         DOLLAR VALUE ($)   NUMBER OF UNITS (#)
------------------------------------------------------------------------ ------------------ --------------------
O. Bruton Smith
 Chairman and Chief Executive Officer ..................................          (1)                   (1)
Bryan Scott Smith
 President, Chief Operating Officer and Director .......................          (1)                   (1)
Dennis D. Higginbotham
 President of Retail Operations and Director (2) .......................        --                    --
Nelson E. Bowers, II
 Executive Vice President and Director (3) .............................        --                    --
Theodore M. Wright
 Vice President, Treasurer and Chief Financial Officer and Director ....          (4)                355
All current executive officers as a group ..............................          (4)                355
All current non-executive officer directors as a group (5) .............        --                    --
All current non-executive officer employees as a group .................          (4)              18,340

---------
(1) As a holder of more than 5% of the Voting Stock, Messrs. Bruton Smith and Scott Smith are not eligible to participate in the Employee Plan.

(2) Mr. Higginbotham did not elect to participate in the Employee Plan.

(3) Mr. Bowers resigned from the Company in 1998 and, consequently, was not eligible to participate in the Employee Plan in 1999.

(4) Dollar amounts of units received in 1999 by the persons or groups indicated in the above-referenced table are not readily determinable since the value of options granted will depend on fluctuating market prices.

(5) Non-executive officer directors of the Company are ineligible to participate in the Employee Plan.

     FEDERAL INCOME TAX CONSEQUENCES. The Employee Plan is intended to meet the requirements of an "employee stock purchase plan" under Code Section 423. Accordingly, no federal taxable income will be recognized by Participating Employees upon the grant of an option to purchase Class A Common Stock under the Employee Plan. In addition, a Participating Employee generally will not recognize federal taxable income on the exercise of an option granted under the Employee Plan, but instead will take a tax basis in the Class A Common Stock received equal to the option exercise price.

     If the Participating Employee holds the shares of Class A Common Stock acquired upon the exercise of an option under the Employee Plan for a period that is more than two years following the grant date of the relevant option and one year following the option exercise date, or if the Participating Employee dies while holding such shares of Class A Common Stock, the Participating Employee will recognize ordinary income for federal income tax purposes at the time of disposition of such shares of Class A Common Stock (or at death) in an amount equal to the lesser of (i) the excess of the Class A Common Stock's fair market value when the option was granted over the option exercise price or (ii) the excess of the Class A Common Stock's fair market value at the date of such disposition (or death) over the option exercise price. For this purpose, the option exercise price is deemed to be 85% of the fair market value of the shares of Class A Common Stock on the grant date of the relevant option (assuming the shares are purchased at a 15% discount). The amount of ordinary income recognized will increase the Participating Employee's basis in the stock for federal income tax purposes, and any additional gain or loss realized on the disposition of the Class A Common Stock will be taxed as capital gain or loss. In this case where the holding requirements are met, Sonic will not be entitled to a deduction with respect to any income recognized by the Participating Employee.

     If the Participating Employee disposes of the shares of Class A Common Stock acquired upon the exercise of an option under the Employee Plan before the later of two years following the grant date of the relevant option or one year following the option exercise date, the Participating Employee will recognize ordinary income for federal income tax purposes at the time of disposition in the amount by which the fair market value of the shares of Class A Common Stock on the option exercise date exceeds the option exercise price. Sonic will be entitled to a compensation expense deduction for Sonic's taxable year in which the disposition occurs equal to the amount of ordinary income recognized by the Participating Employee. Any gain or loss realized on the disposition of the Class A Common Stock will be taxed as capital gain or loss.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the principal independent auditors of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP has acted in such capacity for the Company since its organization in 1997.

     Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and to respond to appropriate questions.


                                  MANAGEMENT

DIRECTORS OF SONIC

     For information with respect to the Board of Directors of Sonic, see "Election of Directors."


EXECUTIVE OFFICERS OF SONIC

     Messrs. Bruton Smith, Scott Smith, Higginbotham and Wright are the executive officers of Sonic. Each executive officer serves as such until his successor is elected and qualified. No executive officer of Sonic was selected pursuant to any arrangement or understanding with any person other than Sonic. For further information with respect to Messrs. Bruton Smith, Scott Smith, Higginbotham and Wright as officers of Sonic, see "Election of Directors."


                            EXECUTIVE COMPENSATION

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

 1998 OFFICER COMPENSATION PROGRAM

     The executive officer compensation for Sonic for 1998 was based on compensation established in each individual's respective employment agreement with Sonic as discussed herein. Additionally, certain executive officers in 1998 were granted stock options issued under Sonic's Stock Option Plan. Executive officers (including the Chief Executive Officer) were also eligible in 1998 to participate in various benefit plans similar to those provided to other employees of Sonic. Such benefit plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

     The employment agreements for the executive officers (including that of the Chief Executive Officer) were established on the basis of non-qualitative factors such as positions of responsibility and authority, years of service and annual performance evaluations. They were targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph elsewhere herein), although the Board of Directors also considered the base salaries of certain companies not included in the Peer Group Index because the Board of Directors considered those to be relatively comparable industries.

     Awards of stock options under the Stock Option Plan are based on a number of factors in the discretion of the Board of Directors, including various subjective factors primarily relating to the responsibilities of the individual officers for and contribution to Sonic's operating results (in relation to Sonic's other optionees), their expected future contributions and the levels of stock options currently held by the executive officers individually and in the aggregate. Stock option awards to executive officers have been at then-current market prices in order to align a portion of an executive's net worth with the returns to Sonic's stockholders. For detail concerning the grant options to the executive officers named in the Summary Compensation Table below, see "Fiscal Year-End Option Values."

     As noted above, Sonic's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Stock Option Plan was created with the intention that all compensation attributable to stock option exercises should qualify as deductible performance-based compensation. The Board of Directors currently believes that, generally, Sonic should be able to continue to manage its executive compensation program to preserve federal income tax deductions.

 CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee's members annually review and approve the compensation of Mr. Smith, Sonic's Chief Executive Officer. Mr. Smith's salary has been established through an employment agreement, as discussed herein. The Board of Directors believes that Mr. Smith is paid a reasonable salary.

O. Bruton Smith, Chairman
William P. Benton
William I. Belk


COMPENSATION OF OFFICERS

     The following table sets forth compensation paid by or on behalf of Sonic to the Chief Executive Officer of Sonic and to its other executive officers for services rendered during Sonic's fiscal years ended December 31, 1996, 1997 and 1998:


                          SUMMARY COMPENSATION TABLE



                                                                                                 LONG-TERM
                                                                                            COMPENSATION AWARDS
                                                                                                 NUMBER OF
                                          ANNUAL COMPENSATION                  OTHER              SHARES
                                 --------------------------------------       ANNUAL            UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION(S)    YEAR     SALARY (1)      BONUS (2)     COMPENSATION (3)       OPTIONS (4)      COMPENSATION (5)
-------------------------------- ------ --------------- --------------- ------------------ -------------------- -----------------
O. Bruton Smith                  1998      $385,772        $350,000          $       (5)            200,000               --
 Chairman, Chief Executive       1997       326,704              --               -- (5)                --               --
 Officer and Director            1996       164,750              --           33,350                    --               --
Bryan Scott Smith                1998      $325,560        $250,000          $    -- (5)            100,000               --
 President, Chief Operating      1997       273,767          18,331               -- (5)            199,750               --
 Officer and Director            1996        48,000         230,714               -- (5)                --               --
Theodore M. Wright               1998      $211,551        $150,000          $    -- (5)            100,620               --
 Chief Financial Officer,        1997              (6)             (6)            -- (5)             76,376               --
 Vice President-Finance,         1996              (7)             (7)            --                    --               --
 Treasurer and Secretary
Dennis D. Higginbotham           1998      $116,667        $  --             $    -- (5)            150,000               --
 President of Retail             1997              (7)             (7)            --                    --
 Operations and Director         1996              (7)             (7)            --                    --               --
Nelson E. Bowers, II             1998      $383,333        $150,000          $    -- (5)                 --               --
 Executive Vice President        1997              (6)             (6)            -- (5)                --               --
   and Director (8)              1996              (7)             (7)            --                    --               --

---------
(1) Does not include the dollar value of perquisites and other personal benefits.

(2)  The amounts shown are cash bonuses earned and paid in the specified year.

(3) Sonic provides Bruton Smith with the use of automobiles for personal use, the annual cost of which is reflected as Other Annual Compensation.

(4) Sonic's 1997 Stock Option Plan was adopted in October 1997. Therefore, no options were granted under the 1997 Stock Option Plan to any of Sonic's executive officers in 1996.

(5) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(6) The amount of salary and bonus earned by the named executive officer in 1997 did not exceed $100,000.

(7) The named executive officer was not employed by Sonic during the year indicated.

(8) Mr. Bowers resigned as Executive Vice President and as a Director of Sonic in November 1998.

EMPLOYMENT AGREEMENTS

     Sonic has employment agreements with Messrs. Bruton Smith, Scott Smith, Higginbotham and Wright (the "Employment Agreements"), which provide for an annual base salary and certain other benefits. Pursuant to the Employment Agreements, the 1999 base salaries of Messrs. Bruton Smith, Scott Smith, Wright and Higginbotham will be $500,000, $400,000, $300,000 and $400,000, respectively. The executives will also receive such additional increases as may be determined by the Compensation Committee. The Employment Agreements, except that of Mr. Higginbotham, provide for the payment of annual performance-based bonuses equal to a percentage of the executive's base salary, upon achievement by Sonic of certain performance objectives, based on Sonic's pre-tax income, to be established by the Compensation Committee. The Employment Agreement for Mr. Higginbotham provides for the payment of bonuses as may be determined and ratified from time to time by the Compensation Committee. Under the terms of their respective Employment Agreements, Sonic will employ Messrs. Bruton Smith, Scott Smith and Wright through November 2000. Under the terms of his Employment Agreement, Sonic will employ Mr. Higginbotham through September 2001 or until his Employment Agreement is terminated by Sonic or by him. Messrs. Scott Smith and Wright also received in October 1997, pursuant to their Employment Agreements, options pursuant to Sonic's 1997 Stock Option Plan, for 199,750 shares and 76,376 shares of Class A common stock, respectively, exercisable at $6.00 per share, vesting in three equal annual installments beginning October 1998 and expiring in October 2007. Mr. Higginbotham's Employment Agreement provides that he will receive options to purchase Class A common stock in an amount and on terms consistent with the grants of options for similar employees of Sonic. In October 1998, Mr. Higginbotham was granted options to purchase 150,000 shares of Class A common stock at an exercise price of $9.19 per share under the 1997 Stock Option Plan.

     Each of the Employment Agreements contain similar noncompetition provisions. These provisions, during the term of the Employment Agreement, (i) prohibit the disclosure or use of confidential Sonic information, and (ii) prohibit competition with Sonic for Sonic's employees and its customers, interference with Sonic's relationships with its vendors, and employment with any competitor of Sonic in specified territories. The provisions referred to in
(ii) above shall also apply for a period of two years following the expiration or termination of an Employment Agreement. With respect to Messrs. Bruton Smith, Scott Smith and Wright, the geographic restrictions apply in any Standard Metropolitan Statistical Area ("SMSA") or county in which Sonic has a place of business at the time their employment ends. With respect to Mr. Higginbotham, the territorial restrictions apply only in the SMSAs for Atlanta, Charlotte, Chattanooga, Columbus, Daytona Beach, Houston, Montgomery, Nashville and Tampa-St. Petersburg-Clearwater.

OPTION GRANTS IN 1998

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR




                                                      INDIVIDUAL GRANTS
                                 -------------------------------------------------------------
                                                  PERCENT OF                                     POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF         TOTAL                                       ASSUMED ANNUAL RATES OF STOCK
                                   SECURITIES      OPTIONS/                                     PRICE APPRECIATION FOR  OPTION
                                   UNDERLYING    SARS GRANTED    EXERCISE OR                                TERM
                                  OPTION/SARS    TO EMPLOYEES    BASE PRICE      EXPIRATION     ----------------------------
NAME                              GRANTED (#)   IN FISCAL YEAR     ($/SH)           DATE            5% ($)       10% ($)
-------------------------------- ------------- ---------------- ------------ ------------------ ------------- -------------
O. Bruton Smith ................   200,000            14.6%       $ 9.19     October, 2008       $1,155,908    $2,929,299
Bryan Scott Smith ..............   100,000             7.3%         9.19     October, 2008          577,954     1,464,649
Theodore M. Wright .............   100,620             7.3%             (1)      (1)                581,537     1,473,730
Dennis D. Higginbotham .........   150,000            10.9%         9.19     October, 2008          866,931     2,196,974

(1) The exercise price and expiration date for options to purchase 100,000 shares of Class A common stock under the 1997 Stock Option Plan is $9.19 and October 2008, respectively, and the exercise price and expiration date for options to purchase 620 shares of Class A common stock under Sonic's Employee Stock Purchase Plan was $4.10 and December 1998, respectively.


FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning outstanding options to purchase Class A common stock held by executive officers of Sonic as of December 31, 1998:



                                                                       NUMBER OF
                                                                      SECURITIES                     VALUE OF
                                                                      UNDERLYING                   UNEXERCISED
                                SHARES                                UNEXERCISED                  IN-THE-MONEY
                               ACQUIRED            VALUE            OPTIONS/SARS AT              OPTIONS/SARS AT
                          ON EXERCISE (#)(1)   REALIZED ($)          FY-END (#)(1)                FY-END ($)(2)
                         -------------------- -------------- ----------------------------- ----------------------------
NAME                                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------                                     ------------- --------------- ------------- --------------
O. Bruton Smith                    --             $   --             --       200,000         $     --     $1,612,000
Bryan Scott Smith                  --                 --         66,583       233,167          749,063      2,304,125
Theodore M. Wright                620              8,153         25,459       150,917          286,410      1,378,820
Dennis D. Higginbotham             --                 --             --       150,000               --      1,209,000

---------
(1) Sonic effected a 2-for-1 split of its Class A common stock on January 25, 1999. Pursuant to the terms of the 1997 Stock Option Plan, this stock split resulted in an adjustment to the number of options and exercise price for options outstanding prior to the effective date of such stock split. The figures represented above reflect the effect of such adjustment.

(2) Grant date value based on market price at date of grant.


STOCK OPTION PLANS

     Sonic currently has in place the 1997 Stock Option Plan with respect to Class A common stock in order to attract and retain key personnel. The 1997 Stock Option Plan, as adopted in October 1997 and thereafter amended, provides for options to purchase up to an aggregate of 2,250,000 shares of Class A common stock that may be granted to key employees of Sonic and its subsidiaries and to officers, directors, consultants and other individuals providing services to Sonic. In 1998, Sonic granted options to purchase 1,451,000 shares of Class A common stock to employees. Messrs. Bruton Smith, Scott Smith, Wright and Higginbotham were granted aggregate non-statutory stock options (NSO's) and Incentive Stock Options (ISO's) for 200,000, 100,000, 100,000 and 150,000
shares, respectively, at an exercise price of $9.19 per share.

     In October 1997, the Board of Directors and stockholders of Sonic adopted the Sonic Automotive, Inc. Employee Stock Purchase Plan (the "Employee Plan"). The Employee Plan provides employees of Sonic and its subsidiaries with the opportunity to purchase Class A common stock. Under the terms of the Employee Plan, on January 1 of each year all eligible employees electing to participate are granted an option to purchase shares of Class A common stock. Sonic's Compensation Committee annually determines the number of shares of Class A common stock available for purchase under each option. The purchase price at which Class A common stock will be purchased through the Employee Plan will be 85% of the lesser of (i) the fair market value of the Class A common stock on the applicable grant date and (ii) the fair market value of the Class A common stock on the applicable exercise date. The grant dates are January 1 of each year plus any other interim dates designated by the Compensation Committee. The exercise dates are the last trading days on the New York Stock Exchange for March, June, September and December, plus any other interim dates designated by the Compensation Committee. Options will expire under the Employee Plan on the last exercise date of the calendar year in which granted. Options to purchase 298,740 shares of Class A common stock under the Employee Plan were issued in 1998, and 180,730 shares of Class A common stock were purchased as of December 31, 1998.

     On March 20, 1998, the Board of Directors approved an amendment to the Employee Plan increasing the number of options to purchase Class A common stock authorized for issuance under the Employee Plan from 300,000 to 600,000. Sonic's stockholders approved the increase of shares authorized for issuance under the Employee Plan at the 1998 annual meeting of stockholders.

     On March 20, 1998, the Board of Directors adopted the Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (the "Directors Plan") for the benefit of Sonic's outside directors. Sonic's stockholders approved the Directors Plan at the 1998 annual meeting of stockholders. The Directors Plan authorizes the issuance of options to purchase up to an aggregate of 600,000 shares of Class A common stock. Under the Directors Plan, each outside director is awarded on or before March 31st of each year an option to purchase 20,000 shares at an exercise price equal to the fair market value of the Class A common stock at the date of the award. Options granted under the Directors Plan become exercisable in six months, and expire ten years, after their date of grant.

     In December 1998, the Board of Directors of Sonic adopted the Sonic Automotive, Inc. Nonqualified Employee Stock Purchase Plan (the "Nonqualified ESPP"). The purpose of the Nonqualified ESPP is to provide options to purchase Class A common stock to employees of Sonic's subsidiaries that are not eligible to participate in the Employee Plan; employees of Sonic who are eligible to participate in the Employee Plan are not eligible to participate in the Nonqualified ESPP. Under the terms of the Nonqualified ESPP, on January 1 of each year all employees eligible to participate in the Nonqualified ESPP and who elect to participate in the Nonqualified ESPP will be granted an option to purchase shares of Class A common stock. Sonic's Compensation Committee will annually determine the number of Class A common stock available for purchase under each option.

     The purchase price at which Class A common stock will be purchased through the Nonqualified ESPP will be 85% of the lesser of (i) the fair market value of the Class A common stock on the applicable grant date and (ii) the fair market value of the Class A common stock on the appplicable exercise date. The grant dates are January 1 of each year plus any other interim dates designated by the Compensation Committee. The exercise dates are the last trading days on the New York Stock Exchange for March, June, September and December, plus any other interim dates designated by the Compensation Committee. Options will expire on the last exercise date of the calendar year in which granted. In adopting the Nonqualified ESPP in December 1998, the Board of Directors authorized options to be granted under the Nonqualified ESPP for 300,000 shares of Class A common stock, which options may be issued effective January 1, 1999.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     From Sonic's organization in February 1997 through March 20, 1998, all matters concerning executive officer compensation were addressed by the entire Board of Directors. On March 20, 1998, the Board of Directors established the Compensation Committee and elected Messrs. Bruton Smith, Benton and Belk to serve as the initial members of the Compensation Committee. Bruton Smith serves as the Chief Executive Officer of Sonic and serves as an officer for a substantial majority of Sonic's subsidiaries. Scott Smith serves as Sonic's President and Chief Operating Officer and serves as an officer for each of Sonic's subsidiaries. Mr. Wright serves as Sonic's Chief Financial Officer, Vice President-Finance, Treasurer and Secretary and serves as an officer for a substantial majority of Sonic's subsidiaries. Mr. Brooks served from February to April 1997 as Sonic's Treasurer, Vice President and Secretary.

     Bruton Smith is the only executive officer to have served on the Compensation Committee of another entity during 1998. He served as Chairman, Chief Executive Officer, a Director and a member of the Compensation Committee of Speedway Motorsports, Inc. ("SMI"). Mr. Brooks is also an executive officer of SMI.

     Bruton Smith received aggregate salary, bonus and other compensation of $1,545,000 during 1998 from SMI.


DIRECTOR COMPENSATION

     Members of the Board of Directors who are not employees of Sonic will be compensated for their services under the Directors Plan. Sonic will also reimburse all directors for their expenses incurred in connection with their activities as directors of Sonic. Directors who are also employees of Sonic receive no compensation for serving on the Board of Directors.

STOCKHOLDER PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative stockholder return on Sonic's Class A common stock against the cumulative total return of each of the Standard and Poor's 500 Stock Index and a Peer Group Index for the time period commencing November 11, 1997 and ending December 31, 1998. The companies used in the Peer Group Index include Republic Industries, Group 1 Automotive, United Auto Group, Car Max and Lithia Motors, which are all publicly traded companies known by Sonic to be involved in the automobile industry. The graph assumes that $100 was invested on November 11, 1997 in each of Sonic's Class A common stock, the Standard & Poor's 500 Stock Index and the Peer Group Index companies and that all dividends were reinvested.

Plot points appear below:

                 Sonic Automotive, Inc.     Peer Group Index     S&P 500 Index
                 ----------------------     ----------------     -------------
11/11/97               $100                      $100                  $100
12/31/97                 79.79                     79.46                106.43
12/31/98                286.01                     52.89                136.84

                             CERTAIN TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

     When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with Sonic Financial Corporation ("SFC"), Bruton Smith, Scott Smith and William S. Egan (collectively, the "Class B Registration Rights Holders"). SFC currently owns 8,881,250 shares of Class B common stock; Bruton Smith, 2,071,250 shares; Scott Smith, 956,250 shares; and Egan Group, LLC, an assignee of Mr. Egan (the "Egan Group"), 391,250 shares, all of which are covered by the Registration Rights Agreement. The Egan Group also owns 32,000 shares of Class A common stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic's Charter, offers and sales of shares Class B common stock are registered with the Commission, then such shares will automatically convert into a like number of shares of Class A common stock.

     The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic's common stock included in any Sonic registration statement registering Class A common stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007. SFC is controlled by Bruton Smith.


THE SMITH GUARANTEES, PLEDGES AND SUBORDINATED LOAN

     In December 1997, Mr. Smith was required by Ford Motor Credit to lend the $5.5 million to Sonic on a subordinated basis to increase Sonic's capitalization (the "Subordinated Smith Loan"). Ford Motor Credit required the Subordinated Smith Loan as a condition to increasing the Revolving Facility borrowing limit because the net offering proceeds from Sonic's November 1997 initial public offering were significantly less than expected by Sonic and Ford Motor Credit. The Subordinated Smith Loan bears interest at NationsBank's (now Bank of America's) announced prime rate plus 0.5% and matures on November 30, 2000. All amounts owed by Sonic to Mr. Smith under the Subordinated Smith Loan are to be paid after all amounts owed by Sonic under the Ford Credit Facilities and Sonic's senior subordinated notes are paid. For further discussion of these lending arrangements.


TRANSACTIONS WITH MMRT

     In 1998, Sonic entered into a Strategic Alliance Agreement and Agreement for the Mutual Referral of Acquisition Opportunities (the "Strategic Alliance Agreement") with MMRT. Bruton Smith serves as the chairman of MMRT's board of trustees. Under the Alliance Agreement, Sonic agreed to refer to MMRT real estate acquisition opportunities arising with Sonic's dealership acquisitions. In exchange, MMRT agreed to refer to Sonic dealership acquisition opportunities and to provide certain real estate development and maintenance services to Sonic. MMRT will also arrange for property inspections and environmental reports for prospective dealership properties at Sonic's cost.

     In addition, the Alliance Agreement provides for a form of lease to be used when MMRT leases to Sonic real estate MMRT acquires in the future. Under terms substantially similar to those of this form lease, Sonic leases or will lease certain properties from MMR Holdings, LLC ("MMR Holdings"), which is a limited liability company currently owned by Bruton Smith and SFC that Sonic expects to be acquired by MMRT.

     Sonic entered into the Alliance Agreement with MMRT rather than with an unaffiliated third party for purposes consistent with Sonic's acquisition strategy. Sonic is familiar with MMRT's growth and operating strategy and believes that MMRT is well-positioned to identify and refer attractive dealership acquisition opportunities for Sonic in the course of MMRT's acquisitions of real property. In addition, Sonic's relationship with MMRT will assist Sonic in negotiating transactions with sellers of dealerships that Sonic has identified for acquisition. Many dealership sellers who own their dealership's real property wish to sell the dealership real property as well as dealership businesses. Inclusion of real estate in a transaction may allow Sonic to negotiate an acquisition on more favorable terms. Finally, MMRT will provide development assistance to Sonic which will enable Sonic to avoid additional costs associated with hiring employees with real estate development expertise. For these reasons, Sonic feels that MMRT's growth and operating strategies are closely-aligned with Sonic's dealership acquisition strategy and that the Alliance Agreement will provide significant future benefits to Sonic.

     For acquisitions identified by Sonic, the Alliance Agreement is intended to operate in two different contexts, depending on whether the dealership seller owns the dealership real property or leases the dealership real property from an unaffiliated third party. For acquisitions where the dealership seller owns the dealership real property, Sonic will negotiate acquisition of the real property from the seller on an arms'-length basis and will assign its negotiated purchase rights to MMRT.

MMRT will then acquire the real property from the seller. Sonic and MMRT will subsequently enter into a lease agreement regarding the dealership real property using the lease form attached to the Alliance Agreement to satisfy all non-economic terms of the lease agreement. The economic terms of the lease will be negotiated between Sonic and MMRT and will depend on several factors, including:

     o the projected earnings capacity of the dealership,

     o the quality, age and condition of the dealership structure(s),

     o the location of the dealership property, and

     o the rent paid for comparable commercial properties.

As required by Sonic's Charter, the terms of any lease agreement with MMRT involving total payments of more than $500,000 will be subject to the approval of Sonic's Board of Directors and of Sonic's independent directors to ensure that such terms are no less favorable to Sonic than would be available to Sonic in a transaction with an unrelated third party. When necessary, Sonic will also obtain independent appraisals to determine the fairness of lease terms to Sonic.

     For acquisitions where the dealership real property is owned by an unaffiliated third party and is leased to the dealership seller, MMRT will negotiate with the unaffiliated third party to acquire the dealership real property. If MMRT is successful in acquiring the dealership real property and Sonic completes its acquisition of the dealership business, then Sonic and MMRT will enter into a lease agreement regarding the dealership real property using the Alliance Agreement's lease form and will determine the economic terms of the lease according to the principles described in the paragraph above.

     Sonic has sold to MMR Holdings the Town and Country Toyota real estate for approximately $5.7 million and the Fort Mill Ford real estate for approximately $4.6 million. The sales price for each of these parcels of real property was determined in negotiations between Sonic and MMRT based on the projected earnings capacity of the dealership, from which a monthly lease payment was calculated. Using this rent calculation, Sonic and MMRT agreed to a capitalization rate for the lease payments in order to determine a purchase price for the properties themselves. This capitalization rate was based on several factors, including:

     o the quality, age and condition of the dealership structure(s),

     o the location of the dealership property,

     o the value of the properties for alternative uses,

     o the availability of similar properties in the area, and

     o recent sales prices for comparable commercial properties in the area.

An additional factor in determining Sonic's sales price for each of the properties were independent appraisals obtained by Sonic for the Town and Country Toyota property in December 1997 and Fort Mill Ford property in February 1996. These appraisals, after giving effect to the passage of time, indicate that the sales price payable to Sonic by MMRT for each of the properties exceeds the appraised fair value of such properties determined in the independent appraisals.

     Bruton Smith determined the sales price for each of these two properties, and such determination was approved by Sonic's Board of Directors and Sonic's independent directors. In giving their approval for these sales, Sonic's directors evaluated the earning capacities of the dealerships and the capitalization rates for the related leases through an analysis of the factors stated above as well as the previously mentioned independent appraisals.


CERTAIN DEALERSHIP LEASES

     Certain properties leased by Sonic's dealerships are, or since the beginning of the last fiscal year were, owned by Sonic's officers or directors or their affiliates. These leases contain terms comparable to, or more favorable to Sonic than, terms that would be obtained from unaffiliated third parties. Many of these properties as well as others are now owned or are under contract to be acquired by MMR Holdings, which Sonic expects will become a subsidiary of MMRT.

     Sonic leases or will lease 36 properties for 27 of its dealerships, described in the following table, from MMR Holdings. Sonic's directors have approved these "triple net leases," which require Sonic to pay all costs of operating the properties, as well as all taxes, utilities, insurance, repairs, maintenance and other property related expenses. These leases generally provide Sonic with options to renew the lease for two additional five year terms after the expiration of the initial lease term. The rental rates indicated below reflect minimum or "base" annual rents payable by Sonic in the first year of the applicable leases. Such rental rates generally are subject to increases either at renewal or every five years based on factors such as increases in the consumer price index or an evaluation of fair market rents.



                                                                                      INITIAL          INITIAL LEASE
                       PROPERTY                               LOCATION               BASE RENT        TERM EXPIRATION
------------------------------------------------------ ---------------------- ---------------------- ----------------
  Higginbotham Acura-Mercedes ........................ Daytona Beach, FL          $   221,288        2008
  Halifax Ford-Mercury ............................... New Smyrna Beach, FL           536,675(1)     2008
  Halifax Ford Used Cars ............................. Edgewater, FL                   72,875        2008
  Higginbotham Chevy-Olds ............................ New Smyrna Beach, FL           775,131        2009
  Infiniti of Charlotte .............................. Charlotte, NC                  432,000        2008
  Town & Country Ford (Parcel #1) .................... Charlotte, NC                  409,200(2)     2009(2)
  Town & Country Ford (Parcel #2) .................... Charlotte, NC                  108,513(3)     2008
  Town & Country Toyota .............................. Charlotte, NC                  600,000        2008
  Lake Norman Chrysler-Plymouth-Jeep ................. Cornelius, NC                  480,000        2007
  Lake Norman Chrysler-Plymouth-Jeep (Parcel #2) ..... Cornelius, NC                  110,250        2008
  Lake Norman Dodge .................................. Cornelius, NC                  480,000(1)     2007
  Westside Dodge ..................................... Columbus, OH                   600,000        2009
  Toyota West ........................................ Columbus, OH                   480,000        2009
  Hatfield Hyundai ................................... Columbus, OH                   480,000        2009
  Hatfield Lincoln-Mercury ........................... Columbus, OH                   300,000        2009
  VW & Jeep-Eagle West ............................... Columbus, OH                   300,000        2009
  Westside Chrysler-Plymouth ......................... Columbus, OH                   300,000        2009
  Fort Mill Ford ..................................... Fort Mill, SC                  480,000        2008
  Century BMW ........................................ Greenville, SC                 420,000(4)     2008
  Heritage Lincoln-Mercury ........................... Greenville, SC                 313,898(4)     2008
  Century BMW ........................................ Spartanburg, SC                112,805(4)     2008
  Infiniti of Chattanooga ............................ Chattanooga, TN                344,224(1)(5)  2007
  BMW/Volvo of Chattanooga ........................... Chattanooga, TN                279,840(1)(5)  2007
  KIA/Volkswagon of Chattanooga ...................... Chattanooga, TN                132,840(5)     2007
  Town & Country Ford of Cleveland ................... Cleveland, TN                  281,424(1)(5)  2007
  Cleveland Honda .................................... Cleveland, TN                  154,296(5)     2007
  Volkswagen of Nashville ............................ Nashville, TN                  147,000        2008
  Ron Craft Chrysler Plymouth Jeep ................... Baytown, TX                    210,000        2008
  Lone Star Ford ..................................... Houston, TX                    360,000(6)     2009(6)
                                                                                  -------------
   Total Initial Annual Base Rent Payable to MMR
    Holdings .........................................                            $ 9,912,259
                                                                                  =============

---------
(1) Initial base rent indicated is the total rent payable on more than one property parcel utilized by the dealership.

(2) The rent on Town & Country Ford (Parcel #1) is currently below market rates, as supported by independent appraisal. This lease will terminate by December 31, 1999. As a condition to MMRT's ultimate acquisition of this property, Sonic and MMRT have signed a new lease taking effect on January 1, 2000, providing for fair market annual rent of $1,140,000 and expiring on December 31, 2009.

    Town & Country Ford (Parcel #2) was owned by STC Properties ("STC"), which was a joint venture in which Town & Country Ford maintained a 5% undivided interest and SFC owned the remaining 95%. In October 1998, MMR Holdings acquired this property by issuing its membership interests to SFC and paying $425,000 to Town & Country Ford. STC leased this property in 1998 to Sonic at the annual rent indicated.

(3) Until its acquisition by MMR Holdings in October 1998, Town & Country Ford (Parcel #2) was owned by Bruton Smith and, in 1998, was leased to Sonic at the annual base rent indicated.

(4) In July 1998, Chartown, a general partnership controlled by Bruton Smith ("Chartown"), acquired the real property on which this dealership operated. Chartown then leased the property to the Sonic subsidiary that acquired the assets of the dealership at the annual rental rate indicated. In December 1998, MMR Holdings acquired this property from Chartown subject to the existing lease.

(5) This dealership previously leased its property from Nelson Bowers, Sonic's former Executive Vice President and a former director, or his affiliates. In November 1998, MMR Holdings acquired this property subject to the existing lease. Sonic negotiated this lease in connection with acquisition of the dealership from Nelson Bowers in 1997 and paid 1998 rent to Mr. Bowers or his affiliates at the indicated rate.

(6) The rent on Lone Star Ford is currently below market rates, as supported by independent appraisal. This lease will terminate by December 31, 1999. As a condition to MMRT's ultimate acquisition of this property, Sonic and MMRT have signed a new lease taking effect on January 1, 2000, providing for fair market annual rent of $1,140,000 and expiring on December 31, 2009. The Lone Star Ford property was owned by Viking Investments Associates, a Texas association controlled by Bruton Smith ("Viking"). In October 1998, MMR Holdings acquired the Lone Star Ford property. Viking leased this property in 1998 to Sonic at the annual rent indicated.


CHARTOWN TRANSACTIONS

     Chartown is a general partnership engaged in real estate development and management. Before Sonic's reorganization before its initial public offering, Town & Country Ford maintained a 49% partnership interest in Chartown with the remaining 51% held by SMDA Properties, LLC, a North Carolina limited liability company ("SMDA"). Bruton Smith owns an 80% direct membership interest in SMDA with the remaining 20% owned indirectly through SFC. In addition, SFC also held a demand promissory note for approximately $1.6 million issued by Chartown (the "Chartown Note"), which was uncollectible due to insufficient funds. As part of Sonic's reorganization, the Chartown Note was canceled and Town & Country Ford transferred its partnership interest in Chartown to SFC for nominal consideration. SFC then agreed to indemnify Town & Country Ford for any and all obligations and liabilities, whether known or unknown, relating to Chartown and Town & Country Ford's ownership of Chartown.


THE BOWERS VOLVO NOTE

     In connection with Volvo's approval of Sonic's acquisition of a Volvo franchise from Nelson Bowers in 1997, Volvo, among other things, conditioned its approval upon Nelson Bowers acquiring and maintaining a 20% interest in Sonic's Chattanooga Volvo subsidiary operating the Volvo franchise. Mr. Bowers financed all of the purchase price for this 20% interest by issuing a promissory note (the "Bowers Volvo Note") in favor of Sonic Automotive of Nevada, Inc., the wholly owned subsidiary of Sonic that controls a majority interest in Chattanooga Volvo. The Bowers Volvo Note is secured by Mr. Bowers' interest in Chattanooga Volvo.

     The Bowers Volvo Note is for a principal amount of $900,000 and bears interest at the lowest applicable federal rate as published by the U.S. Treasury Department in effect on November 17, 1997. Accrued interest is payable annually. The operating agreement of Chattanooga Volvo provides that profits and distributions are to be allocated first to Mr. Bowers to the extent of interest to be paid on the Bowers Volvo Note and next to the other members of Chattanooga Volvo according to their percentages of ownership. No other profits or any losses of Chattanooga Volvo will be allocated to Mr. Bowers under this arrangement. Volvo has removed its requirement that Mr. Bowers maintain his interest in Chattanooga Volvo. Sonic and Mr. Bowers are in the process of redeeming his interest in Chattanooga Volvo and satisfying the Bowers Volvo Note.

OTHER TRANSACTIONS

  o Town & Country Ford and Lone Star Ford had each made several non-interest bearing advances to SFC, a company controlled by Bruton Smith. In preparation for Sonic's 1997 reorganization, a demand promissory note by SFC evidencing $2.1 million of these advances was canceled in June 1997 in exchange for the redemption of certain shares of the capital stock of Town & Country Ford held by SFC. In addition, a demand promissory note by SFC evidencing of $0.5 million of these advances was canceled in June 1997 pursuant to a dividend.

  o Sonic had amounts receivable from affiliates of $1.0 million and $1.5 million at December 31, 1997 and 1998, respectively. Of this amount, $622,000 relates to advances made by Sonic to SFC at December 31, 1997 and $1.5 million relates to advances made by Sonic to SFC and MMRT at December 31, 1998. The remaining $425,000 at December 31, 1997 primarily relates to receivables from executives of Sonic who were former owners of certain dealerships acquired. These receivables resulted from differences in the negotiated and actual net book value of the dealerships at the date of acquisitions. The amounts receivable from affiliates are non-interest bearing and are classified as current based on the expected repayment dates.

  o As part of the purchase price in connection with Sonic's acquisition of the Bowers Automotive Group in November 1997, Sonic issued its promissory note in the principal amount of $4.0 million in favor of Nelson Bowers (the "Bowers Acquisition Note"). The Bowers Acquisition Note is payable in 28 equal quarterly installments and bears interest at the prime rate less 0.5%. The balance outstanding under this note at December 31, 1998 was $3.4 million.

  o Town and Country Toyota has an amount payable to Bruton Smith, which payable totals approximately $0.7 million as of December 31, 1998. This loan bears interest at 8.75% per annum.

  o Certain subsidiaries of Sonic (such subsidiaries together with Sonic and SFC are referred to as the "Sonic Group") filed consolidated federal income tax returns with SFC for several years before our reorganization. These joint filings were for 1996 and for the period ending on June 30, 1997. Under applicable federal tax law, each corporation included in SFC's consolidated return is jointly and severally liable for any resultant tax. Under a tax allocation agreement dated as of June 30, 1997, however, Sonic agreed to pay to SFC, in the event that additional federal income tax is determined to be due, an amount equal to Sonic's separate federal income tax liability computed for all periods in which any member of the Sonic Group has been a member of SFC's consolidated group less amounts previously recorded by Sonic. Also pursuant to such agreement, SFC agreed to indemnify Sonic for any additional amount determined to be due from SFC's consolidated group in excess of the federal income tax liability of the Sonic Group for such periods. The tax allocation agreement establishes procedures with respect to tax adjustments, tax claims, tax refunds, tax credits and other tax attributes relating to periods ending prior to the time that the Sonic Group shall leave SFC's consolidated group.

  o Sonic acquired Town & Country Ford, Lone Star Ford, Town & Country Toyota, Fort Mill Ford and Frontier Oldsmobile-Cadillac in its 1997 reorganization pursuant to four separate stock subscription agreements. These subscription agreements allowed the acquisition of 100% of the capital stock or membership interests, as the case may be, of each of the five dealerships from Sonic Financial, Bruton Smith, the Egan Group (an assignee of Mr. Egan) and Bryan Scott Smith in exchange for certain amounts of Sonic's Class B Common Stock.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic's executive officers, directors and persons who own more than ten percent (10%) of Sonic's Voting Stock to file reports on ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Additionally, SEC regulations require that Sonic identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company's knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with, except that (i) Messrs. Bruton Smith, Scott Smith, Higginbotham, Wright, Belk, Benton and Brooks inadvertantly filed late their Form 5 annual statements of beneficial ownership of securities, and
(ii) Mr. Belk inadvertently filed late his Form 4 statement of changes of beneficial ownership of securities pertaining to his January 1999 exercise of options to purchase 20,000 shares of Class A common stock and his January 1999 sale of 15,000 shares of Class A common stock.


                                 OTHER MATTERS

     In the event that any matters other than those referred to in the accompanying Notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                      (This Page Intentionally Left Blank)

 *********************************APPENDIX*************************************

                            SONIC AUTOMOTIVE, INC.
PROXY                         CHARLOTTE, NORTH CAROLINA

[THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIC AUTOMOTIVE, INC.]

The undersigned hereby appoints Mr. Theodore M. Wright and Mr. William R. Brooks as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Voting Stock of Sonic Automotive, Inc. held of record by the undersigned on April 28, 1999, at the Annual Meeting of Stockholders to be held on June 8, 1999 or any adjournment thereof.

1. ELECTION OF DIRECTORS

Nominees: Dennis D. Higginbotham and Theodore M. Wright (Mark only one of the following boxes.)

     [ ] VOTE FOR all nominees listed above, except vote withheld as to the following nominee (if any):

     [ ] VOTE WITHHELD as to all nominees

2. APPROVAL OF AMENDMENT OF SONIC'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. APPROVAL OF AMENDMENT OF THE SONIC AUTOMOTIVE, INC. RESTATED 1997 STOCK OPTION PLAN
     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

4. APPROVAL OF AMENDMENT OF THE SONIC AUTOMOTIVE, INC. EMPLOYEE STOCK PURCHASE PLAN
     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

5. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                 PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS
                   PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                    Class A Common Stock Shares:________________
                                    Class B Common Stock Shares:________________
                                    Class A Preferred Stock:

                                    Series I Preferred Stock Shares:____________
                                    Series II Preferred Stock Shares:___________
                                    Series III Preferred Stock Shares:__________

                                    Dated:________________________________, 1999
                                    Signature:__________________________________
                                     Printed Name:______________________________
                                    Signature, if held jointly:_________________
                                     Printed Name:______________________________

                                    [ ] Please mark here if you
                                      intend to attend the Meeting of
                                      Stockholders.